Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER 2004 RESULTS

JASPER, IN (April 27, 2004) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the third quarter of fiscal year 2004, which ended March 31, 2004.

Consolidated Overview
Third quarter net sales for fiscal 2004 of $285.4 million approximated net sales of $285.9 million reported for the fiscal 2003 third quarter, as higher sales in the Furniture and Cabinets segment were more than offset by a decline in sales in the Electronic Contract Assemblies segment. Net income in the current year third quarter totaled $4.4 million, or $0.12 per Class B share, inclusive of $0.3 million, or less than $0.01 per Class B share, of after-tax restructuring costs incurred as a result of the Company's previously announced restructuring plan. The Company recorded net income in the prior year third quarter of $2.8 million, or $0.07 per Class B share, inclusive of restructuring costs totaling $0.6 million after-tax, or $0.02 per Class B share.

The Company's 2004 fiscal third quarter gross profit percentage of 21.3% increased from the prior year third quarter percentage of 21.0% primarily related to higher margins in the Furniture and Cabinets segment. Consolidated SG&A costs for the current year third quarter are higher both as a percentage of sales and in absolute dollars when compared to the prior year due to investments in business development and higher incentive compensation costs. The Company's consolidated effective tax rate was lower in the current year third quarter when compared to the prior year relating to the tax effect of its foreign operations and tax benefits associated with research and development activities.

James C. Thyen, Chief Executive Officer and President, stated, "We were able to increase our consolidated net income significantly over the third quarter of last year as we are realizing benefits from restructuring activities that occurred over the past year and are seeing some favorable trends in our Furniture and Cabinets segment. First, our forest products group has made progress in reducing its losses over the last few quarters. It is refreshing to see the progress we have made over the last two years. Second, we've had year-over-year sales volume increases each quarter of this fiscal year in our branded furniture products. Given the office furniture market trends over this period, we are quite pleased with this progress. In the Electronics segment, we continue the diversification of our business and successful partnering with our customers to provide quality products and services."

"Lastly, we were also pleased with our trend of cash flow from operations, which was a positive $31.8 million for the third quarter. Our solid operating cash flow performance this quarter continues to enable us to make capital investments in equipment and technology to remain competitive in the future," stated Mr. Thyen.

Furniture and Cabinets Segment
Net sales in the Company's largest segment, the Furniture and Cabinets segment, were $170.4 million for the third quarter of fiscal 2004, an increase of 3% from net sales of $165.9 million in the same quarter last year. For the quarter, sales increases in the Company's branded furniture products, which includes office, residential and hospitality furniture, and in the forest products offerings were partially offset by a decline in sales in the contract manufacturing product line primarily related to lower sales of residential furniture and cabinets, when compared to the prior year third quarter.

The Furniture and Cabinets segment realized a small net income in the third quarter of fiscal year 2004 inclusive of restructuring costs, but improved significantly over the net loss realized in the third quarter of the prior year which also included restructuring costs. Excluding the restructuring charges in both years, this segment still improved significantly over the prior year. The contract manufacturing product line experienced operating inefficiencies during the current year third quarter which were more than offset by other improvements in this segment. Net income for the current year quarter benefited from price increases on select products within this segment. In addition, losses in the forest products product line in the fiscal 2004 third quarter, which totaled $0.03 per share, improved from the loss incurred in the same quarter of the prior year which totaled $0.06 per share. When compared to the third quarter of last year, the current quarter net income also includes benefits associated with the exit of underperforming facilities related to the restructuring activities that were initiated in fiscal year 2003.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment net sales of $114.6 million for the third quarter of fiscal 2004 declined 4% from net sales of $119.8 million for the same quarter last year, due primarily to lower electronic assembly sales to customers in the computer industry.

Net income in this segment for the third quarter of fiscal year 2004 decreased from the same period last year on the lower sales volumes, lower gross margins resulting from competitive price discounting pressures and a shift in product mix within the transportation industry to lower margined product.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2003.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 2:00 PM Eastern Time today, April 27, 2004. To listen to the live conference call, dial 800-299-7635, or for international calls dial, 617-786-2901. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 11, 2004, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 53048062.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential and hospitality industries, all sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

-Financial Highlights to Follow-

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share)	Three Months Ended
	March 31, 2004	March 31, 2003

Net Sales	$285,379	100.0%	$285,856	100.0%
Cost of Sales	224,657	78.7%	225,770	79.0%

Gross Profit	60,722	21.3%	60,086	21.0%

Selling, General & Administrative Expenses	56,383	19.8%	55,850	19.5%
Restructuring Expense	901	0.3%	2,107	0.7%

Operating Income	3,438	1.2%	2,129	0.8%
Other Income - Net	1,823	0.6%	1,470	0.5%

Income Before Income Taxes	5,261	1.8%	3,599	1.3%
Provision for Income Taxes	894	0.3%	835	0.3%

Net Income	$ 4,367	1.5%	$ 2,764	1.0%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.11		$0.07
Class B	$0.12		$0.07
Diluted:
Class A	$0.11		$0.07
Class B	$0.12		$0.07

Average Shares Outstanding (000's)
Basic	38,111		38,073
Diluted	38,582		38,095

(Unaudited) ($000's, except per share data)	Nine Months Ended
	March 31, 2004	March 31, 2003

Net Sales	$860,624	100.0%	$878,311	100.0%
Cost of Sales	673,744	78.3%	688,519	78.4%

Gross Profit	186,880	21.7%	189,792	21.6%

Selling, General & Administrative Expenses	170,881	19.9%	171,803	19.6%
Restructuring and Other Expense	3,305	0.4%	19,497	2.2%

Operating Income (Loss)	12,694	1.4%	(1,508)	-0.2%
Other Income - Net	6,633	0.8%	5,091	0.6%

Income Before Income Taxes	19,327	2.2%	3,583	0.4%
Provision for Income Taxes	5,278	0.6%	830	0.1%

Net Income	$ 14,049	1.6%	$ 2,753	0.3%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.36		$0.06
Class B	$0.37		$0.08
Diluted:
Class A	$0.36		$0.06
Class B	$0.37		$0.08

Average Shares Outstanding (000's)
Basic	38,097		38,060
Diluted	38,276		38,082

Condensed Consolidated Statements of Cash Flows
	Nine Months Ended
(Unaudited) ($000's)	March 31, 2004	March 31, 2003

Net Cash Flow provided by Operating Activities	53,397	51,257
Net Cash Flow (used for) provided by Investing Activities	(27,694)	2,267
Net Cash Flow used for Financing Activities	(19,497)	(18,500)
Effect of Exchange Rates	327	56

Net Increase in Cash & Cash Equivalents	6,533	35,080
Cash & Cash Equivalents at Beginning of Year	51,291	18,662

Cash & Cash Equivalents at End of Period	$57,824	$53,742

Cash & Cash Equivalents	$57,824	$53,742
Short-Term Investments	30,868	33,827

Totals	$88,692	$87,569

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) March 31, 2004	June 30, 2003

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 88,692	$ 82,020
Receivables, Net	125,491	126,585
Inventories, Net	86,543	87,299
Other Current Assets	39,972	42,523
Property & Equipment, Net	196,414	198,981
Capitalized Software, Net	40,396	42,376
Other Assets	35,765	35,860

Totals	$613,273	$615,644

Liabilities & Share Owners' Equity
Current Liabilities	$139,254	$137,646
Long-Term Debt, Less Current Maturities	389	833
Deferred Income Taxes & Other	41,234	41,749
Share Owners' Equity	432,396	435,416

Totals	$613,273	$615,644